                                                                       EXHIBIT 2

                                                                  EXECUTION COPY


================================================================================


                          SECURITIES PURCHASE AGREEMENT


                                      among


                     WARBURG, PINCUS EQUITY PARTNERS, L.P.,

                             RIVERSIDE PARTNERSHIP,

                           THIRD POINT PARTNERS L.P.,

                         THIRD POINT OFFSHORE FUND LTD.,

                   POINTS WEST INTERNATIONAL INVESTMENTS LTD.

                                       and

                             THE COBALT GROUP, INC.

                                  June 26, 2000

================================================================================

                             THE COBALT GROUP, INC.

                          SECURITIES PURCHASE AGREEMENT

                           Dated as of June 26 , 2000

TO THE INVESTORS WHOSE NAMES APPEAR
  ON THE SIGNATURE PAGE HERETO


Dear Sirs:

     The Cobalt Group, Inc., a Washington corporation (the "Company"), hereby agrees with each of the Investors whose names appear on the signature page hereto (collectively, the "Investors") as follows:

SECTION 1. PURCHASE AND SALE OF SECURITIES

     1.1. Grant of Options

     (a) Each of the Investors hereby grants to the Company an irrevocable option (each such option, an "Option" and collectively, the "Options") to cause such Investor, subject to the terms and conditions set forth in this Agreement and in reliance on the Company's representations and warranties set forth below, to purchase from the Company on the Closing Date (as defined below) the number of shares of the Company's Common Stock, $.01 par value ("Common Stock"), set forth opposite such Investor's name on Schedule 1.1 (such shares, collectively the "Shares") at a cash purchase price of $6.8578 per share (the "Purchase Price"). The Purchase Price and the number and character of such Shares are subject to adjustment as provided in this Agreement.

     (b) The Options may be exercised in whole or in part on only one occasion in the manner provided below. All Options must be exercised concurrently. If the Options are exercised in part, the number of shares to be purchased by each Investor shall have the same proportion to the aggregate number of shares to be purchased by the Investors as the number of shares set forth opposite such Investor's name on Schedule 1.1 has to 2,187,289.

     1.2. Exercise of Options; Closing

     (a) In the event the Company wishes to exercise the Options, it shall send a written notice to the Investors not earlier than 80 nor more than 140 days after the date hereof, specifying the number of shares to be sold by the Company and purchased by each of the Investors. The closing of such sales and purchases (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Stoel Rives LLP, 600 University Street, Suite 3600, Seattle, Washington 98101-3197, on the tenth day after such notice is given (unless such day is not a Business Day, in which case, on the first Business Day following such day), or if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall not have then expired or been terminated, on the second Business Day following such expiration or termination, or at such other time as the parties hereto may agree (the "Closing Date"). Such sales and purchases shall be effected on the Closing Date by the Company executing and delivering to each of the Investors, duly registered in its name, duly executed stock certificates evidencing the Shares being purchased by it, against delivery by each of the Investors to the Company of the aggregate Purchase Price for such shares by wire transfer of immediately available funds to such account as the Company shall, not less than three Business Days prior to the Closing Date, designate to the Investors.

     1.3. Reduction in Number of Shares for Alternate Equity Issuances

     (a) Each time, during the period from the date hereof to the Closing Date, the Company issues equity securities of any kind for cash (the term "equity securities" shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities, and any such issuance shall be referred to as an "Alternate Equity Issuance"), the number of Shares to be purchased by each Investor upon the Company's exercise of the Option granted by such Investor shall be reduced to the number equal to (A) the product of (i) such Investor's Investor Percentage and (ii) the excess, if any, of $15,000,000 over the gross proceeds to the Company of such Alternate Equity Issuance divided by (B) the Purchase Price.

     (b) For purposes of this Section 1.3, "Alternate Equity Issuances" shall not include the issuance of: (i) securities pursuant to the acquisition of another corporation by the Company by merger, stock purchase, purchase of substantially all of the assets, or other reorganization; (ii) shares of Common Stock (or related options) to employees, officers or other persons performing services for the Company pursuant to any stock offering, plan or arrangement approved by the Board of Directors of the Company; (iii) securities in connection with any stock split, stock dividend, shareholder rights plan or recapitalization by the Company; (iv) the Shares, the Warrant or the Warrant Shares; (v) securities upon exercise or conversion of any rights, options, warrants or convertible securities outstanding on the date of this Agreement;
(vi) securities pursuant to the acquisition of an asset of another corporation or entity; or (vii) any right, option or warrant to acquire any security exercisable for or convertible into securities, the issuance of which is excluded from the definition of Alternate Equity Issuances pursuant to clauses
(i) through (vii) above, or issuable upon exercise or conversion of any securities, the issuance of which is excluded from the definition of Alternate Equity Issuances pursuant to clauses (i) through (vii) above.

     (c) For purposes of this Section 1.3, the gross proceeds to the Company of an Alternate Equity Issuance shall be determined without deduction of any expenses incurred or any underwriting or other commissions, discounts or concessions allowed by the Company in connection therewith.

     1.4. Other Adjustments

     An appropriate adjustment to the number of Shares to be purchased by each Investor upon the exercise of the Option granted by such Investor, the character of such Shares and the Purchase Price shall be made in the event that, prior to the Closing, the outstanding shares of Common Stock, are changed into or exchanged for a different number of shares or a different class by reason of any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction.

     1.5. Issuance of Warrants

     In consideration for the Investors' granting the Options to the Company, the Company has on the date hereof granted to each Investor warrants, in substantially the form of Exhibit A (collectively, the "Warrants"), to purchase the number of shares of Common Stock set forth opposite such Investor's name on
Schedule 1.5 (collectively, the "Warrant Shares").

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Investors that:

     2.1. Corporate Organization

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Attached hereto as Exhibits B and C, respectively, are true and complete copies of the Certificate of Incorporation and Bylaws of the Company, as amended through the date hereof (collectively, the "Organizational Documents").

     (b) The Company has all requisite power and authority and has all necessary approvals, licenses, permits and authorization to own its properties and to carry on its business as now conducted. The Company has all requisite power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder.

     (c) The Company has filed all necessary documents to qualify to do business as a foreign corporation in, and the Company is in good standing under the laws of each jurisdiction in which the conduct of the Company's business or the nature of the property owned requires such qualification, except where the failure to so qualify would not have or be reasonably likely to have a material adverse effect on the business, properties, assets, liabilities, prospects, profits, results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect").

     2.2. Subsidiaries

     Except as set forth on Schedule 2.2, on the date hereof, the Company has no subsidiaries and no interests or investments in any partnership, trust or other entity or organization. Each subsidiary of the Company listed on Schedule 2.2 has been duly incorporated, or duly established, and is validly existing and in good standing under the laws of its jurisdiction of establishment, has full power and authority (corporate or other) to own its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization; all of the issued and outstanding capital stock of, or other form of ownership interest in, each subsidiary has been duly authorized and validly issued, is fully paid and non-assessable, and is owned by the

Company free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or equity.

     2.3. Capitalization

     (a) On the date hereof, the authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). As of the date hereof, (A) 17,557,008 shares of Common Stock were issued and outstanding, (B) no shares of Preferred Stock were issued and outstanding, (C) 2,765,211 shares of Common Stock were reserved for issuance upon the exercise of outstanding options under the Company's stock option plan and (D) 1,364,765 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants other than the Warrants.

     (b) All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. Upon issuance, sale and delivery as contemplated by this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights. Upon their issuance in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, free of all preemptive or similar rights.

     (c) Except as set forth on Schedule 2.3(c) and except for the warrants and options referenced in Section 2.3(a), the Options and the Warrants, on the date hereof, there are no shares of Common Stock or any other equity security of the Company issuable upon conversion or exchange of any security of the Company nor will there be any rights, options or warrants outstanding or other agreements to acquire shares of Common Stock nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares. No stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company.

     2.4. Corporate Proceedings, etc.

     The Company has authorized the execution, delivery, and performance of the Transaction Documents and each of the transactions and agreements contemplated hereby and thereby. No other corporate action (including stockholder approval) is necessary to authorize such execution, delivery and performance of the Transaction Documents, and upon such execution and delivery each of the Transaction Documents shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity. The Company has authorized the issuance and delivery of the Shares in accordance with this Agreement and the Company has reserved for issuance the Warrant Shares.

     2.5. Consents and Approvals

     Except for the premerger notification requirements of the HSR Act and the listing of the Shares and the Warrant Shares on the Nasdaq National Market subject to notice of issuance and except as set forth on Schedule 2.5, the execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby do not require the Company or any of its subsidiaries to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority.

     2.6. Absence of Defaults, Conflicts, etc.

     Except as set forth on Schedule 2.6, the execution and delivery of the Transaction Documents, and the fulfillment of the terms hereof and thereof by the Company, and the issuance of the Shares and the Warrant Shares will not, result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other material agreement of the Company or any of its subsidiaries (collectively the "Key Agreements and Instruments"), or the Organizational Documents, or any rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Company or any of its subsidiaries or over their respective properties or businesses. No event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under any such Key Agreements and Instruments or in any license, permit or authorization to which the Company or any subsidiary is a party or by which any of them may be bound.

     2.7. SEC Reports; Financial Statements

     (a) The Company has filed all forms, reports and documents required to be filed with the SEC since August 3, 1999, and has heretofore delivered to Investors, in the form filed with the SEC, its (i) Registration Statement on Form S-1 (Registration No. 333-79483), (ii) Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (iii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, (iv) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since August 5, 1999 and (v) all other reports or registration statements filed by the Company with the SEC, since August 3, 1999 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and the subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (which in the aggregate are not material in amount).

     (c) Except as disclosed in any SEC Report filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Reports filed and publicly available prior to the date of this Agreement, the Company and its subsidiaries have no material liabilities of any nature (whether accrued, absolute, contingent or otherwise).

     2.8. Absence of Certain Developments

     (a) Except as set forth on Schedule 2.8, since December 31, 1999 through the date hereof, there has been no (i) material adverse change in the condition, financial or otherwise, of the Company and its subsidiaries taken as a whole or in their assets, liabilities, properties, profits, results of operations or business or prospects, (ii) issuance of capital stock (other than pursuant to the exercise of options, warrants, or convertible securities outstanding at such date) or options, warrants or rights to acquire capital stock (other than the Options and Warrants granted to the Investors hereunder), (iii) acquisition or disposition of any material assets (or any contract or arrangement therefor), or any other material transaction by the Company or any subsidiary otherwise than for fair value in the ordinary course of business, (iv) material loss, destruction or damage to any property of the Company or any subsidiary, whether or not insured or (v) agreement, in writing or otherwise, by the Company or any of its subsidiaries to take any of the actions described in this Section 2.8(a), except as expressly contemplated by this Agreement.

     (b) Except as set forth on Schedule 2.8, since December 31, 1999 there has been no (i) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, , (ii) acceleration or prepayment of any indebtedness for borrowed money or the refunding of any such indebtedness, (iii) labor trouble involving the Company or any subsidiary or any material change in their personnel or the terms and conditions of employment, (iv) waiver of any valuable right, (v) loan or extension of credit to any officer or employee of the Company or any subsidiary,
(vi) revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, or (vii) agreement, in writing or otherwise, by the Company or any of its subsidiaries to take any of the actions described in this Section 2.8(b), except as expressly contemplated by this Agreement.

     2.9. Compliance with Law

     (a) Except as set forth on Schedule 2.9, neither the Company nor any of its subsidiaries is in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation laws or regulations relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such law, ordinances, governmental rules or regulations.

     (b) Except as set forth on Schedule 2.9, the Company and its subsidiaries have all licenses, permits, franchises or other governmental authorizations necessary to the ownership of their property or to the conduct of their respective businesses, which if violated or not obtained might have a Material Adverse Effect. Neither the Company nor any subsidiary has finally been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business.

     2.10. Litigation

     There are no legal actions, suits, arbitrations or other legal, administrative or other governmental investigations, inquiries or proceedings (whether federal, state, local or foreign) pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any subsidiary or any of their respective properties, assets or businesses which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. The Company is not aware of any fact which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Neither the Company nor any subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

     2.11. Tax Matters

     To the Company's knowledge, there are no federal, state, county or local taxes due and payable by the Company or any of its subsidiaries which have not been paid. The provisions for taxes on the balance sheets included in the SEC Reports are sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of the Company whether or not disputed as of the respective dates of such balance sheets. The Company and its subsidiaries have duly filed all federal, state, county and local tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. Neither the Company nor any of its subsidiaries has been subject to a federal or state tax audit of any kind.

     2.12. Employee Benefit Plans

     The Company and its subsidiaries have no employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974) covering former and current employees of the Company or any of its subsidiaries, or under which the Company or any of its subsidiaries has any obligation or liability. All material plans, contracts, bonuses, commissions, profit-sharing, savings, stock options, insurance, deferred compensation, or other similar fringe or employee benefits covering former or current employees of the Company or any of its subsidiaries or under which the Company or any of its subsidiaries has any obligation or liability are and have been administered in substantial compliance with their terms and with the requirements of applicable law.

     2.13. Intellectual Property

     Except as disclosed on Schedule 2.13, the Company and its subsidiaries own all right, title and interest in and to, or have a valid and enforceable license to use all the Intellectual Property used by them in connection with their respective businesses, which represents all intellectual property rights necessary to the conduct of the their business as now conducted (the "Company Intellectual Property"). The Company and its subsidiaries are in material compliance with all contractual obligations relating to the protection of such of the Company Intellectual Property as they use pursuant to license or other agreement. Except as disclosed on Schedule 2.13, to the Company's knowledge, there are no conflicts with or infringements of any Company Intellectual Property by any third party. To the Company's knowledge, the conduct of the business of the Company and its subsidiaries as currently conducted does not conflict with or infringe any proprietary right of any third party. Except as disclosed on Schedule 2.13, there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary: (i) alleging any such conflict or infringement with any third party's proprietary rights; or (ii) challenging the Company's or any subsidiary's ownership or use of, or the validity or enforceability of any Company Intellectual Property that, individually, or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

     2.14. Title to Assets

     Except as disclosed in the SEC Reports filed prior to the date of the Agreement, the Company and its subsidiaries have good title to their properties and assets and good title to all their leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than or resulting from taxes which have not yet become delinquent and minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and its subsidiaries and which have not arisen otherwise than in the ordinary course of business.

     2.15. Registration Rights

     Except as disclosed in the SEC Reports filed prior to the date of the Agreement, and as provided in the Registration Rights Agreement, as amended by the Registration Rights Amendment, the Company is not on the date hereof under any obligation to register any of its securities under the Securities Act.

     2.16. Private Offering

     Neither the Company nor anyone acting on its behalf has sold or has offered any of the Shares or Warrants for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Investors. Neither the Company nor anyone acting on its behalf shall offer the Shares or Warrants for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of such Shares or Warrants, or any part thereof, within the provisions of Section 5 of the Securities Act. Based in part upon the representations of the Investors set forth in Section 3, the offer, issuance and sale of the Shares, the Warrants and the Warrant Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

     2.17. Brokerage

     There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company and the Company agrees to indemnify and hold the Investors harmless against any costs or damages incurred as a result of any such claim.

     2.18. Material Facts

     This Agreement, the schedules furnished contemporaneously herewith, and the other agreements, documents (other than the SEC Reports), certificates or written statements furnished or to be furnished to the Investors through the Closing Date by or on behalf of the Company in connection with the transactions contemplated hereby taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. There is no fact which is known to the Company and which has not been disclosed herein or otherwise by the Company to the Investors which may materially adversely affect the business, properties, assets, liabilities, prospects, profits, results of operations or condition, financial or otherwise, of the Company and its subsidiaries taken as a whole.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

     Each of the Investors severally represents and warrants to the Company as follows:

     (a) It is acquiring the Shares and the Warrants (and will acquire the Warrant Shares) for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares or the Warrants (or the Warrant Shares), but subject, nevertheless, to any requirement of law that the disposition of the Investors' property shall at all times be within the Investors' control, and without prejudice to the Investors' right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

     (b) It has full power and legal right to execute and deliver this Agreement and to perform its obligations hereunder.

     (c) It has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and its obligations hereunder, and, upon execution and delivery by the Company, this Agreement shall constitute the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

     (d) There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of such Investor and such Investor agrees to indemnify and hold the Company harmless against any costs or damages incurred as a result of any such claim.

     (e) It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares, the Warrants and the Warrant Shares contemplated hereby.

SECTION 4. ADDITIONAL COVENANTS OF THE PARTIES

     4.1. Resale of Securities

     (a) Each of the Investors severally covenants that it will not sell or otherwise transfer the Shares or the Warrants (or the Warrant Shares) except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

     (b) The certificates evidencing the Shares and the Warrant Shares will bear the following legend reflecting the foregoing restrictions on the transfer of such securities:

     "These securities have not been registered under the Securities Act of 1933, as amended, the Washington State Securities Act or any other applicable securities act (the "Acts"), and neither the offering of the securities nor any offering materials have been reviewed by any administrator under the Acts. The securities were acquired by the registered holder pursuant to a representation that the holder was acquiring the securities for the holder's own account, for investment. These securities may not be pledged, hypothecated, sold, transferred or offered for sale in the absence of any effective registration statement under the Acts or an opinion of counsel satisfactory to the Corporation that such registration is not required".

     4.2. Covenants Pending Closing

     Pending the Closing, (a) the Company shall, and shall cause each of its subsidiaries to, (i) carry on its respective businesses in the ordinary course,
(ii) use all reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and key employees, (iii) use all reasonable best efforts to preserve its relationships with customers, suppliers, and other Persons with whom it has business dealings, and (iv) comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business, and (b) the Company shall not, without the Investors' prior written consent, take any action which would result in the condition set forth in Section 5.1 not being satisfied at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming incapable of performance. The Company shall promptly advise the

Investors of any action or event of which would cause or result in the condition set forth in Section 5.1 not being satisfied at and as of the time immediately after such action or event or which has the effect of rendering any of the covenants contained herein incapable of performance.

     4.3. Further Assurance

     Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

SECTION 5. INVESTORS' CLOSING CONDITIONS

     The obligation of the Investors to purchase and pay for the Shares on the Closing Date, as provided in Section 1 hereof, shall be subject to the satisfaction, prior thereto or concurrently therewith, of the following conditions:

     5.1. Representations and Warranties

     The representations and warranties of the Company contained in this Agreement shall be true on and as of the date of this Agreement. In addition, such representations and warranties shall be true, without regard to any materiality or Material Adverse Effect qualifications contained in such representations and warranties, on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent they are expressly made as of another specific date, and except for inaccuracies in such representations and warranties that (i) individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect or (ii) are the result of any action taken by the Company, which action or failure to take action was specifically approved by the affirmative vote of at least two-thirds of the members of the Company's entire Board of Directors.

     5.2. Compliance with Agreement

     The Company shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

     5.3. Officer's Certificate

     Each of the Investors shall have received a certificate, dated the Closing Date, signed by each of the Chief Executive Officer and the Chief Financial Officer of the Company, certifying that the conditions specified in the foregoing Sections 5.1 and 5.2 hereof have been fulfilled.

     5.4. Injunction

     There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

     5.5. Counsel's Opinion

     The Investors shall have received from the Company's counsel, Stoel Rives LLP, an opinion, dated the Closing Date, substantially in the form of Exhibit D hereto.

     5.6. Adverse Developments

     There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or governmental entity, on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States, (v) in the case of any of the foregoing existing at the date of this Agreement, a material acceleration or worsening thereof, or
(vi) any suspension of trading of the Common Stock on the Nasdaq National Market by the Nasdaq Stock Market or the SEC.

     5.7. Listing of the Shares

     The Shares and the Warrant Shares shall have been approved for designation, upon notice of issuance, on the Nasdaq National Market.

     5.8. HSR Act

     Any waiting period under the HSR Act applicable to the Investors' acquisition of the Shares and the Warrant Shares shall have expired or terminated.

     5.9. Consents and Approvals

     All consents and approvals from, action of, filings with, and notices to, any government, governmental entity or other Person required for the consummation of the purchase of the Shares and the Warrant Shares and the other transactions contemplated by the Transaction Documents shall have been obtained, made or given and shall be in effect.

     5.10. Registration Rights Amendment

     The Company and each of the other parties thereto shall have executed the amendment to the Registration Rights Agreement, in substantially the form attached as Exhibit E hereto (the "Registration Rights Amendment").

     5.11. Approval of Proceedings

     All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to the Investors and their special counsel, Willkie Farr & Gallagher; and the Investors shall have received copies of all documents or other evidence which they and Willkie Farr & Gallagher may request in connection with such transactions and of all records of corporate proceedings in connection therewith in form and substance satisfactory to the Investors and Willkie Farr & Gallagher.

SECTION 6. COMPANY CLOSING CONDITIONS

     The obligation of the Company to issue and deliver the Shares on the Closing Date, as provided in Section 1 hereof, shall be subject to the satisfaction, prior thereto or concurrently therewith, of the following conditions:

     6.1. Representations and Warranties

     The representations and warranties of the Investors contained in this Agreement shall be true on and as of the date of this Agreement, and on and as of the Closing Date as though such warranties and representations were made at and as of the Closing Date.

     6.2. Compliance with Agreement

     The Investors shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the Closing Date.

     6.3. Investors' Certificates

     The Company shall have received a certificate from each of the Investors, dated the Closing Date, signed by a duly authorized representative of such Investor, certifying that the conditions specified in the foregoing Sections 6.1 and 6.2 hereof have been fulfilled.

     6.4. Injunction

     There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

SECTION 7. COVENANTS

     7.1. Use of Net Proceeds

     The Company shall apply the net proceeds from the sale of the Shares for general working capital purposes.

     7.2. HSR Act

     The Investors and the Company shall in good faith cooperate to file any notification required under the HSR Act and use reasonable efforts to cause expiration or termination of any waiting period under such act prior to the Closing.

SECTION 8. INTERPRETATION OF THIS AGREEMENT

     8.1. Terms Defined

     As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

     Affiliate: means any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

     Alternative Equity Issuance: shall have the meaning set forth in Section 1.3(a).

     Business Day: shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.

     Certificate of Designation: shall have the meaning set forth in Section 1.

     Closing: shall have the meaning set forth in Section 1.2(a).

     Closing Date: shall have the meaning set forth in Section 1.2(a).

     Code: shall mean the Internal Revenue Code of 1986, as amended.

     Common Stock: shall have the meaning set forth in Section 1.1(a).

     Company's knowledge (or words of similar import): shall mean the actual knowledge of the officers of the Company and any knowledge which would have likely been obtained by such officers through due and diligent inquiry of any appropriate employees of the Company or its subsidiaries.

     Exchange Act: shall mean the Securities Exchange Act of 1934.

     HSR Act: shall have the meaning set forth in Section 1.2.

     Intellectual Property: shall mean: (i) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Company's Web sites; (vii) rights under all agreements relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

     Investor Percentage: shall mean, with respect to any Investor, a fraction, the numerator of which is the number of Shares to be purchased by such Investor upon the Company's exercise of the Option granted by such Investor and the denominator of which is the aggregate number of Shares purchasable by all Investors upon the Company's exercise of all Options.

     Key Agreements and Instruments: shall have the meaning set forth in Section 2.6

     Material Adverse Effect: shall have the meaning set forth in Section 2.1.

     Option and Options: shall have the meanings set forth in Section 1.1(a).

     Organizational Documents: shall have the meaning set forth in Section
2.1(a).

     Person: shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust, unincorporated organization or other entity.

     Preferred Stock: shall have the meaning set forth in Section 2.3(a).

     Purchase Price: shall have the meaning set forth in Section 1.1(a).

     Registration Rights Agreement: means the Registration Rights Agreement, dated as of February 28, 1997, among the Company, and the Persons listed on the Schedule of Purchasers attached thereto, as amended by a First Amendment, dated as of October 7, 1998, and a Second Amendment, dated as of January 7, 1998.

     Registration Rights Amendment: shall have the meaning set forth in Section 5.10.

     SEC: shall mean the Securities and Exchange Commission.

     SEC Reports: shall have the meaning set forth in Section 2.7.

     Securities Act: shall mean the Securities Act of 1933, as amended.

     Shares: shall have the meaning set forth in Section 1.1(a).

     subsidiary: shall mean a corporation of which a Person owns, directly or indirectly, more than 50% of the Voting Stock.

     Transaction Documents: shall mean this Agreement, the Warrants and the Registration Rights Agreement, as amended by the Registration Rights Amendment.

     Voting Stock: shall mean securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     Warrants: shall have the meaning set forth in Section 1.5.

     Warrant Shares: shall have the meaning set forth in Section 1.5.

     8.2. Accounting Principles

     Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

     8.3. Directly or Indirectly

     Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

     8.4. Governing Law

     This Agreement shall be governed by and construed in accordance with the law of the State of Washington applicable to contracts made and to be performed entirely within such State.

     8.5. Paragraph and Section Headings

     The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

SECTION 9. MISCELLANEOUS

     9.1. Notices

     (a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

          (1) if to an Investor, at the address or facsimile number set forth on
     Schedule 1.1 hereto, or at such other address or facsimile number as the Investor may have furnished the Company in writing,

          (2) if to the Company, at: The Cobalt Group, Inc., 2200 First Avenue, Suite 400, Seattle, Washington 98134 (facsimile: (206) 269-6350), marked for the attention of the Chief Financial Officer, or at such other address or facsimile number as it may have furnished the Investors in writing.

     (b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

     9.2. Expenses and Taxes

     (a) The Company agrees to pay the out-of-pocket fees and expenses incurred by the Investors in connection with the negotiation, preparation, execution and delivery of the Transaction Documents and the other instruments and agreements entered into pursuant to this Agreement, and any amendments to the same, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of Willkie Farr & Gallagher, special counsel for the Investors and any filing fees applicable to filings under the HSR Act. Such payments shall be made by the Company no later than 30 days after a bill for such fees and expenses has been sent to the Company.

     (b) The Company will pay, and save and hold the Investors harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Shares or the Warrant Shares.

     9.3. Reproduction of Documents

     This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Investors on the Closing Date (except for certificates evidencing the Shares themselves, and the Warrants) and (c) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by any Investor by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and any Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by an Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     9.4. Termination and Survival

     Unless the Closing has occurred prior thereto, this Agreement and, except as herein provided, all the rights and obligations of the parties hereto (other than with respect to the Warrants and Warrant Shares), shall terminate on November 24, 2000 (unless (i) the Options shall have been exercised prior to such date and the Closing has not occurred on or prior to such date because any applicable waiting period under the HSR Act has not expired or terminated, in which case, on December 26, 2000 or (ii) such date is extended by mutual written consent). All warranties, representations, and covenants made by the Investors and the Company herein or in any certificate or other instrument delivered by one of the Investors or the Company under this Agreement shall be considered to have been relied upon by the Company or the Investors, as the case may be, and shall survive all deliveries to the Investors of the Shares, or payment to the Company for such Shares, regardless of any investigation made by the Company or an Investor, as the case may be, or on the Company's or an Investor's behalf. The Officer's Certificate delivered by the Company pursuant to Section 5.3 shall constitute warranties and representations by the Company hereunder as to the matters set forth in such certificate.

     9.5. Successors and Assigns

     This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. No party may assign any of its rights or obligations under this Agreement without the consent of the other parties, except that (i) any Investor may assign all or any portion of its rights and obligations hereunder to an Affiliate of such Investor so long as such Affiliate agrees in writing in advance to be bound by the terms of this Agreement and is able to make the representations and warranties contained in
Section 3 hereof and (ii) each of Warburg, Pincus Equity Partners, L.P., and First Analysis Corp. may assign all or any portion of its rights and obligations hereunder to any other Person so long as (A) after giving effect to such assignment to such other Person, such Investor and its Affiliates remain obligated to purchase at least 45% of the aggregate Shares in the case of Warburg, Pincus Equity Partners, L.P., 8% of the aggregate Shares in the case of First Analysis Corp., and (B) such other Person agrees in writing in advance to be bound by the terms of this Agreement and is able to make the representations and warranties contained in Section 3 hereof (any assignment complying with this clause (ii), a "Third Party Assignment"). Upon making a Third Party Assignment, the assigning Investor will be released from its obligation to purchase Shares hereunder to the extent such obligation is so assigned. This Agreement is not intended to confer upon any other person, except the parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement.

     9.6. Entire Agreement; Amendment and Waiver

     This Agreement and the agreements attached as Exhibits hereto constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Investors.

     9.7. Publicity.

     No party shall, without the prior consent of the other parties, file any documents or issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules, regulations and guidelines of the SEC and then only following prior notice to, and consultation with, the other parties (which notice shall include a copy of the proposed statement or communication to be issued to the press or public).

     9.8. Severability

     In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

     9.9. Limitation on Enforcement of Remedies

     The Company hereby agrees that it will not assert against the limited partners of any of the Investors any claim it may have under this Agreement by reason of any failure or alleged failure by such Investor to meet its obligations hereunder.

     9.10. Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                                        Very truly yours,

                                        THE COBALT GROUP, INC

                                        By: /s/ Jackie Davidson
                                            ------------------------------
                                        Name: Jackie Davidson
                                        Title: Vice President - Finance


ACCEPTED AND AGREED:

WARBURG, PINCUS EQUITY PARTNERS, L.P.
By: WARBURG, PINCUS & CO.,

General Partner

By: /s/ Joseph P. Landy
    ------------------------------
    Joseph P. Landy
    General Partner

RIVERSIDE PARTNERSHIP, A Limited Partnership
By: RIVERSIDE L.L.C., Managing General Partner
By: FIRST ANALYSIS MANAGEMENT COMPANY III, L.L.C.,

Manager

By: /s/ Bret R. Maxwell
    ------------------------------
    Bret R. Maxwell
    Member

THIRD POINT PARTNERS L.P.
By: THIRD POINT ADVISORS L.L.C.,

General Partner

By: /s/ Daniel S. Loeb
    ------------------------------
    Daniel S. Loeb
    Managing Member


THIRD POINT OFFSHORE FUND LTD.
By: THIRD POINT MANAGEMENT COMPANY L.L.C.,

Investment Advisor

By: /s/ Daniel S. Loeb
    ------------------------------
    Daniel S. Loeb
    Managing Member


POINTS WEST INTERNATIONAL INVESTMENTS LTD.
By: THIRD POINT MANAGEMENT COMPANY L.L.C.,

Investment Advisor

By: /s/ Daniel S. Loeb
    ------------------------------
    Daniel S. Loeb
    Managing Member

                                  Schedule 1.1
                                  ------------

                                    Investors
                                    ---------

Investor Name and Address                         Number of Shares
-------------------------                         ----------------

Warburg, Pincus Equity Partners, L.P.                 1,312,373
466 Lexington Avenue
New York, NY 10017
Facsimile: (212) 716-5068
Attention: Joseph P. Landy

Riverside Partnership                                   437,458
233 South Wacker Drive
Suite 9500
Chicago 60606
Facsimile: (312) 258-0334
Attention: Bret R. Maxwell

Third Point Partners L.P.                               223,395
277 Park Avenue
27th Floor
New York, NY 10172
Facsimile: (212) 350-5092
Attention:  Daniel S. Loeb

Third Point Offshore Fund Ltd.                          173,669
277 Park Avenue
27th Floor
New York, NY 10172
Facsimile: (212) 350-5092
Attention:  Daniel S. Loeb

Points West International Investments Ltd.               40,394
277 Park Avenue
27th Floor
New York, NY 10172
Facsimile: (212) 350-5092
Attention:  Daniel S. Loeb

                                  Schedule 1.5
                                  ------------

                                 Warrant Shares
                                 --------------

          Name of Investor                              Number of Warrant Shares
          -----------------                             ------------------------
Warburg, Pincus Equity Partners, L.P.                           416,390

Riverside Partnership                                           138,797

Third Point Partners L.P.                                        70,879

Third Point Offshore Fund Ltd.                                   55,102

Points West International Investments Ltd.                       12,816

                                TABLE OF CONTENTS
                                -----------------

SECTION 1. PURCHASE AND SALE OF SECURITIES.....................................1
     1.1.  Grant of Options....................................................1
     1.2.  Exercise of Options; Closing........................................1
     1.3.  Reduction in Number of Shares for Alternate Equity Issuances........2
     1.4.  Other Adjustments...................................................2
     1.5.  Issuance of Warrants................................................3

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................3
     2.1.  Corporate Organization..............................................3
     2.2.  Subsidiaries........................................................3
     2.3.  Capitalization......................................................4
     2.4.  Corporate Proceedings, etc..........................................4
     2.5.  Consents and Approvals..............................................5
     2.6.  Absence of Defaults, Conflicts, etc.................................5
     2.7.  SEC Reports; Financial Statements...................................5
     2.8.  Absence of Certain Developments.....................................6
     2.9.  Compliance with Law.................................................6
     2.10. Litigation..........................................................7
     2.11. Tax Matters.........................................................7
     2.12. Employee Benefit Plans..............................................7
     2.13. Intellectual Property...............................................8
     2.14. Title to Assets.....................................................8
     2.15. Registration Rights.................................................8
     2.16. Private Offering....................................................8
     2.17. Brokerage...........................................................9
     2.18. Material Facts......................................................9

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.....................9

SECTION 4. ADDITIONAL COVENANTS OF THE PARTIES................................10
     4.1.  Resale of Securities...............................................10
     4.2.  Covenants Pending Closing..........................................10
     4.3.  Further Assurance..................................................11

SECTION 5. INVESTORS' CLOSING CONDITIONS......................................11
     5.1.  Representations and Warranties.....................................11
     5.2.  Compliance with Agreement..........................................11
     5.3.  Officer's Certificate..............................................11
     5.4.  Injunction.........................................................12
     5.5.  Counsel's Opinion..................................................12
     5.6.  Adverse Developments...............................................12
     5.7.  Listing of the Shares..............................................12
     5.8.  HSR Act............................................................12
     5.9.  Consents and Approvals.............................................12
     5.10. Registration Rights Amendment......................................12
     5.11. Approval of Proceedings............................................13

SECTION 6. COMPANY CLOSING CONDITIONS.........................................13
     6.1.  Representations and Warranties.....................................13
     6.2.  Compliance with Agreement..........................................13
     6.3.  Investors' Certificates............................................13
     6.4.  Injunction.........................................................13

SECTION 7. COVENANTS..........................................................13
     7.1.  Use of Net Proceeds................................................13
     7.2.  HSR Act............................................................14

SECTION 8. INTERPRETATION OF THIS AGREEMENT...................................14
     8.1.  Terms Defined......................................................14
     8.2.  Accounting Principles..............................................16
     8.3.  Directly or Indirectly.............................................16
     8.4.  Governing Law......................................................16
     8.5.  Paragraph and Section Headings.....................................16

SECTION 9. MISCELLANEOUS......................................................16
     9.1.  Notices............................................................16
     9.2.  Expenses and Taxes.................................................17
     9.3.  Reproduction of Documents..........................................17
     9.4.  Termination and Survival...........................................18
     9.5.  Successors and Assigns.............................................18
     9.6.  Entire Agreement; Amendment and Waiver.............................18
     9.7.  Publicity..........................................................19
     9.8.  Severability.......................................................19
     9.9.  Limitation on Enforcement of Remedies..............................19
     9.10. Counterparts.......................................................20

                             SCHEDULES AND EXHIBITS

NUMBER         SCHEDULE NAME

1.1            Grant of Options
1.5            Issuance of Warrants
2.2            Subsidiaries
2.3(c)         Capitalization
2.5            Consents and Approvals
2.6            Absence of Defaults, Conflicts, etc.
2.8            Absence of Certain Developments
2.9            Compliance with Law
2.13           Intellectual Property


NUMBER         EXHIBIT NAME

Exhibit A      Form of Warrant

Exhibit B      Certificate of Incorporation of the Company
Exhibit C      Bylaws of the Company
Exhibit D      Counsel's Opinion
Exhibit E      Registration Rights Amendment